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                                                                    EXHIBIT 99.5


                              Pinnacle Holding Inc.
                             (Debtor-In-Possession)
                 Unaudited Condensed Consolidated Balance Sheet
                               September 30, 2002
                                 (in thousands)

                                     Assets

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
Current assets:
   Cash and cash equivalents                                                    $  17,378
   Accounts receivable, net                                                         7,773
   Prepaid expenses and other current assets                                        6,546
    Total current assets                                                           31,697


Restricted cash                                                                       317
Fixed assets, net                                                                 853,321
Leasehold interests, net                                                            2,830
Assets held for sale                                                                3,987
Deferred debt issue costs, net                                                      7,150
Other assets                                                                       14,463
                                                                                $ 913,765

               Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
   Accounts payable                                                             $   3,176
   Accrued expenses                                                                20,389
   Deferred revenue                                                                 8,696
   Interest rate swap liability                                                     9,133
   Current portion of long-term debt                                              380,782
   Liabilities subject to compromise                                              519,838
    Total current liabilities                                                     942,014

Other liabilities                                                                   8,836
    Total liabilities                                                             950,850

Minority interest in subsidiary                                                       796
Commitments and contingencies                                                          --

Stockholders' equity (deficit):
   Preferred stock, $.001 par value, 5,000,000 shares authorized; 0 shares
    issued and outstanding at December 31, 2001 and September 30, 2002                 --
   Common Stock, $.001 par value, 100,000,000 shares authorized; 48,430,593 shares issued and outstanding at December 31, 2001 and 48,589,444
    outstanding at September 30, 2002                                                  49
   Additional paid-in capital                                                     785,681
   Accumulated other comprehensive loss                                            (1,083)
   Accumulated deficit                                                           (822,528)
                                                                                  (37,881)
                                                                                $ 913,765
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